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                                                                   EXHIBIT 10.23

                              TRANSMETA CORPORATION
                          RETENTION AND SEVERANCE PLAN

                              ADOPTED JULY 15, 2003

1.       GENERAL

         1.1 Purpose. The purpose of this Retention and Severance Plan (the "PLAN") is to provide specified benefits to Participants in order to induce the Participants to remain employed by the Company through the date of any Change of Control as defined under this Plan.

         1.2 Defined Terms. Capitalized terms used in this Plan shall have the meanings set forth in this Plan.

         1.3 No Employment Agreement. This Plan does not obligate the Company to continue to employ a Participant for any specific period of time, or in any specific role or geographic location. Subject to the terms of any applicable written employment agreement between the Company and a Participant, the Company may assign a Participant to other duties, and either a Participant or the Company may terminate a Participant's employment at any time for any reason.

2.       SEVERANCE COMPENSATION

         2.1 Prior Obligations. In the event of a Participant's Termination Upon or Following a Change of Control, the Participant shall be entitled to the benefits described below:

                  2.1.1 Salary. On the date of a Participant's Termination Upon or Following a Change of Control, a Participant shall receive any salary, accrued vacation and accrued incentive compensation earned through the date of Participant's Termination Upon or Following a Change of Control.

                  2.1.2 Expense Reimbursement. Within ten (10) days of submission of proper expense reports, consistent with the Company's past practice, Participant shall be reimbursed for all expenses reasonably and necessarily incurred by the Participant in connection with the business of the Company prior to Participant's Termination Upon or Following a Change of Control.

                  2.1.3 Employee Benefits. Participant shall receive the benefits, if any, under any 401(k) plan, nonqualified deferred compensation plan, employee stock purchase plan and other Company benefit arrangements to which Participant is entitled pursuant to the terms of such arrangements.

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         2.2      Cash Severance Payment. In the event of a Participant's
Termination Upon or Following a Change of Control, Participant shall be entitled to a lump sum cash severance payment as follows:

       Position or Employees                                 Payment
       ---------------------                                 -------
1. Chief Executive Officer of the Company      two (2) years base salary and 200% of
("CEO")                                        target annual bonus for the year of
                                               termination of employment
-------------------------------------------------------------------------------------
2. Executive Vice Presidents                   one and one-half (1 1/2) years base
                                               salary and 112.5% of target annual
                                               bonus for the year of termination of
                                               employment
-------------------------------------------------------------------------------------
3. Direct Reports                              one (1) year base salary and 50% of
                                               target annual bonus for the year of
                                               termination of employment
-------------------------------------------------------------------------------------
4. Vice Presidents (other than Direct Reports  six (6) months base salary and 25% of
and Executive Vice Presidents) and Fellows     target annual bonus for the year of
                                               termination of employment

provided, however, that in the case of an Asset Sale where a Participant is employed by the Asset Buyer upon the Asset Sale, (i) for purposes of determining the occurrence of a Termination Upon or Following a Change of Control for that Participant, a Change of Control shall have occurred but the Asset Buyer, rather than the Company, shall be treated as the employer of that Participant after the Change of Control (and therefore deemed to be the "Company") for purposes of this Section in determining termination of employment, resignation, Cause and Good Reason and (ii) any cash severance will be in the amount described above but based upon the base salary and target annual bonus of Participant immediately before the Asset Sale; provided, further, that in the case of an Asset Sale where a Participant is not employed by the Asset Buyer upon the Asset Sale, that Participant shall not be entitled to any payment under this Section if (i) that Participant's Termination Upon or Following a Change of Control does not occur within 30 days following the Asset Sale or (ii) that Participant receives, but does not ultimately accept, a bona fide offer of employment upon the Asset Sale from the Asset Buyer; provided, further, that, if applicable, the possible cash severance payment payable to each Participant shall be decreased by a percentage equal among all Participants such that the amount equal to the possible cash severance payments payable to all Participants as a result of a Sale of the Company shall not exceed five percent (5%) of the fair value (as determined in good faith by the Company's Board of Directors) of the Company in the case of a Merger or otherwise of the assets of the Company sold.

         2.3 Stock Option and Restricted Stock Acceleration. In the event of a Participant's Termination Upon or Following a Change of Control, Participant shall be entitled to accelerated exercisability and vesting on any stock options and restricted stock then held by Participant/granted to such Participant by the Company prior to the Change of Control and outstanding as follows; provided, however, that in the case of an Asset Sale where a Participant

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is not employed by the Asset Buyer upon the Asset Sale, that Participant shall not be entitled to any accelerated exercisability or vesting under this Section if (i) that Participant's Termination Upon or Following a Change of Control does not occur within 30 days following the Asset Sale or (ii) that Participant receives, but does not ultimately accept, a bona fide offer of employment upon the Asset Sale from the Asset Buyer.; provided, further, that in the case of an Asset Sale where a Participant is entitled to accelerated exercisability or vesting under this Section, the last date that each stock option held by that Participant may be exercised shall be extended by three (3) months after the date otherwise provided therefor (but no later than the expiration date of the stock option).

            Position                                Acceleration of Vesting
            --------                                -----------------------

1. CEO                                            full acceleration of vesting
--------------------------------------------------------------------------------
2. Executive Vice Presidents                      two (2) years of additional
                                                  vesting
--------------------------------------------------------------------------------
3. Direct Reports                                 one (1) year of additional
                                                  vesting
--------------------------------------------------------------------------------
4. Vice Presidents (other than Direct Reports     one (1) year of additional
and Executive Vice Presidents) and Fellows        vesting

For purposes of the chart above, "additional vesting" means the additional vesting that would have occurred had the Participant remained employed with the Company during the above-referenced period following the Termination Upon or Following a Change of Control.

3.       FEDERAL EXCISE TAX UNDER IRC SECTION 28OG

         3.1 Adjustment of Any Excess Payment. If (1) any amounts payable to a Participant under this Plan are characterized as excess parachute payments pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the "CODE"), and (2) the Participant thereby would be subject to any United States federal excise tax due to that characterization, then (3) the Participant may elect, in the Participant's sole discretion, to reduce the amounts payable under this Plan or to have any portion of applicable options or restricted stock not accelerate in vesting in order to avoid any "excess parachute payment" under
Section 28OG(b)(1) of the Code.

         3.2 Determination by Independent Public Accountants. Unless the Company and Participant otherwise agree in writing, any determination required under this Section 3 shall be made in writing by independent public accountants agreed to by the Company and the Participant (the "ACCOUNTANTS"), whose determination shall be conclusive and binding upon Participant and the Company for all purposes. For purposes of making the calculations required by this
Section 3, the Accountants may rely on reasonable, good faith interpretations concerning the application of Sections 28OG and 4999 of the Code. The Company and Participant shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make the required determinations. The Company shall bear all fees and expenses the Accountants may reasonably charge in connection with the services contemplated by this Section
3. The Company shall pay all reasonable legal fees and expenses incurred in defending against any claim by the Internal Revenue Service that would require payment of any tax under

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Section 4999 of the Code and shall promptly reimburse a Participant for the reasonable expenses incurred by Participant in connection with defending such claim provided that the Participant: (i) give the Company any information reasonably requested by the Company relating to the claim; (ii) accept legal representation with respect to such claim by an attorney reasonably selected by the Company and reasonably acceptable to Participant; (iii) cooperate with the Company in good faith in contesting the claim; and (iv) permit the Company to participate in and control any proceedings relating to the claim.

4.       DEFINITIONS

         4.1      "Cause" means:

                  (a) a good faith determination by the Board of Directors of the Company or the Company's chief executive officer that a Participant willfully failed to follow the lawful written directions of the Board of Directors or the Company's CEO; or

                  (b) engagement in gross misconduct which is materially detrimental to the Company; or

                  (c) willful and repeated failure or refusal to comply in any material respect to the Company's proprietary information, inventions assignment and confidentiality agreement, or any other policies of the Company applicable to Participant where non-compliance would be materially detrimental to the Company, including the Company's insider trading policy; or

                  (d) conviction of, or plea of guilty to, a felony that the Company's Board of Directors or CEO reasonably believes would reflect adversely on the Company.

         4.2 "Change of Control" means the first of the following to occur following the Effective Date:

                  (a) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT")), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of (A) the outstanding shares of common stock of the Company or (B) the combined voting power of the Company's then-outstanding securities;

                  (b) the Company is party to a merger or consolidation, or series of related transactions, which results in the voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its ultimate parent) at least fifty percent (50%) of the combined voting power of the voting securities of the

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                           Company or such surviving entity or its ultimate
                           parent outstanding immediately after such merger or consolidation (any such transaction being referenced herein as a "Merger");

                  (c) the sale or disposition of all or a substantial portion of the Company's assets (or consummation of any transaction, or series of related transactions, having similar effect);

                  (d) there occurs a change in the composition of the Board of Directors of the Company within a two-year period whereby fewer than a majority of the directors remain as Incumbent Directors; or

                  (e) any transaction or series of related transactions that has the substantial effect of any one or more of the foregoing.

         For purposes of this Plan, an "Asset Sale" shall mean a sale or disposition of a substantial portion of the Company's assets (or consummation of any transaction, or series of related transactions, having similar effect) that constitutes a Change of Control for purposes of item (c) above, but does not involve the sale or disposition of all or substantially all of the Company's assets (or consummation of any transaction, or series of related transactions, having similar effect); and an "Asset Purchaser" shall mean the purchaser (or an affiliate thereof) of the Company's assets in an Asset Sale. The Board of Directors of the Company shall have the sole authority, which must be exercised in good faith, to determine whether a transaction or series of related transactions constitutes an Asset Sale for purposes of item (c) above and/or a Change of Control for purposes of items (c) above. A transaction described in items (b), (c) and, to the extent it has the substantial effect of (b) or (c),
(e) above are referred to herein as a "Sale of the Company".

         4.3 "Company" means Transmeta Corporation and, following a Change of Control that is not an Asset Sale, any Successor.

         4.4 "Direct Reports" means Vice Presidents of the Company who report directly to the CEO.

         4.5 "Fellows" means the employees designated as holding such position by the Board of Directors.

         4.6 "Good Reason" means the occurrence of any of the following conditions without Participant's informed written consent, which condition remains in effect ten (10) days after written notice to the Company from Participant of such condition:

                  (a) except in the case of an Asset Sale where a Participant is employed by the Asset Buyer upon the Asset Sale, a significant diminution in the nature or scope of a Participant's authority (except in the case of Fellows), title (except in the case of Fellows), function or duties from a Participant's authority (except in the case of Fellows), function or duties in effect immediately preceding a Change of Control; provided that the Company's being operated as a division or a subsidiary of a Successor shall not by itself be deemed to constitute "Good Reason" under this subsection;
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                  (b)      a reduction in a Participant's base salary or target
annual bonus or commission opportunity in effect immediately preceding a Change of Control;

                  (c) the Company's requiring a Participant to be based at any office or location more than fifty (50) miles from the office where a Participant was employed immediately preceding a Change of Control; or

                  (d) any material breach by the Company of the terms of a Participant's employment offer letter or agreement with the Company, if any, or of this Plan, including but not limited to the failure by the Company to require a Successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) in a transaction that does not constitute an Asset Sale to assume expressly and agree to perform the Company's obligations under this Plan, as if no such succession had taken place.

         4.7 "Incumbent Director" shall mean a director who either (a) is a director of the Company as of the Effective Date, or (b) is elected, or nominated for election, to the Board of Directors of the Company with the affirmative votes of at least a majority of the directors of the Company at the time of such election or nomination who were themselves elected, or nominated for election, to the Board of Directors of the Company with the affirmative votes of at least a majority of the directors of the Company at the time of his or her election or nomination, provided that in no event shall any director be deemed to be an Incumbent Director if such director was elected or nominated in connection with an actual or threatened proxy contest relating to the election of directors to the Company and was not previously nominated by the Board of Directors of the Company.

         4.8 "Participant" means the CEO, Executive Vice Presidents, Direct Reports, Vice Presidents and Fellows employed by the Company at any time during the term of this Plan who remain employed by the Company immediately prior to the Change of Control.

         4.9 "Successor" means any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) in a Change of Control to all or substantially all of the business and/or assets of the Company (in a transaction that does not constitute an Asset Sale).

         4.10     "Termination Upon or Following a Change of Control" means:

                  (a) any termination of a Participant's employment by the Company without Cause that occurs during the time commencing on the date of the Change of Control and ending on the date which is twelve (12) months after such Change of Control; or

                  (b) any resignation by a Participant from the Company for Good Reason that occurs during the time commencing on the date of the Change of Control and ending on the date which is twelve (12) months after such Change of Control.

         4.11 "Vice Presidents" means the employees designated as holding such position by the Board of Directors.

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5.      EXCLUSIVE REMEDY

         5.1 Sole Remedy for Termination Upon a Change of Control. The benefits provided for in Section 2 shall constitute the Participant's sole and exclusive remedy for any alleged injury or other damages arising out of the cessation of the employment relationship between the Participant and the Company or any Successor in the event of a Change of Control or Participant's Termination Upon or Following a Change of Control. The Company may condition payment of the benefits in Sections 2.2 and 2.3 of this Plan upon the delivery by a Participant of a signed release of claims in a form reasonably satisfactory to the Company; provided, however, that a Participant shall not be required to release any rights a Participant may have to be indemnified by the Company.

         5.2 No Other Benefits Payable. The Participant shall be entitled to no other compensation, benefits or other payments from the Company as a result of any termination of employment with respect to which the payments and/or benefits described in Section 2 have been provided to the Participant, except as expressly set forth in a duly executed written employment agreement between Company and Participant. If a Participant has any binding agreement with the Company which provides that, in the event of a Change of Control, or on Termination Upon or Following a Change of Control, the Participant shall receive such benefits, then in the event of a Change of Control or Termination Upon or Following a Change of Control, no benefits shall be received by such Participant under this Plan unless the Participant agrees to waive his or her rights to such benefits, in which case this Plan shall supercede any such written agreement with respect to such benefits.

6.       PROPRIETARY AND CONFIDENTIAL INFORMATION

         The Company shall condition payment of the benefits described in this Plan upon a Participant's acknowledgment of his or her continuing obligation to abide by the terms and conditions of the Company's confidentiality and/or proprietary rights agreement between the Participant and the Company.

7.       ARBITRATION

         7.1 Disputes Subject to Arbitration. Any claim, dispute or controversy arising out of this Plan, the interpretation, validity or enforceability of this Plan or the alleged breach thereof shall be submitted by the parties to binding arbitration by the American Arbitration Association; provided, however, that (1) the arbitrator shall have no authority to make any ruling or judgment that would confer any rights with respect to the trade secrets, confidential and proprietary information or other intellectual property of the Company upon a Participant or any third party; and (2) this arbitration provision shall not preclude the Company from seeking legal and equitable relief from any court having jurisdiction with respect to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company's intellectual property. Judgment may be entered on the award of the arbitrator in any court having jurisdiction.

         7.2 Site of Arbitration. The site of the arbitration proceeding shall be in Santa Clara County, California.

8.       ADMINISTRATION; CHOICE OF LAW

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         This Plan shall be administered in accordance with resolutions adopted by the Board of Directors on July 15, 2003 and shall be governed by the laws of the State of California as applied to contracts entered into and entirely to be performed within that state.

9.       WITHHOLDING

         The Company shall be entitled to make appropriate federal and state withholding arrangements with respect to any benefits under this Plan.

10.      SUCCESSORS AND ASSIGNS

         10.1 Successors of the Company. The Company will require any Successor expressly, absolutely and unconditionally to assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Failure of the Company to obtain such agreement shall be a material breach of this Plan.

         10.2 No Assignment of Rights. The interest of a Participant in this Plan or in any distribution to be made under this Plan may not be assigned, pledged, alienated, anticipated, or otherwise encumbered (either at law or in equity) and shall not be subject to attachment, bankruptcy, garnishment, levy, execution, or other legal or equitable process. Any act in violation of this
Section 10.2 shall be void.

         10.3 Heirs and Representatives of a Participant. This Plan shall inure to the benefit of and be enforceable by a Participant's personal and legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees.

11.      NOTICES

         For purposes of this Plan, notices and all other communications provided for in the Plan shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, as follows:

                  If to the Company:        Transmeta Corporation
                                            3990 Freedom Circle
                                            Santa Clara, CA 95054

                  Attention:                General Counsel

and if to a Participant at the address specified by a Participant. Either party may provide the other with notices of change of address, which shall be effective upon receipt.

12.      NO REPRESENTATIONS

         Participant acknowledges that in entering into this Plan, the Participant is not relying and has not relied on any promise, representation or statement made by or on behalf of the Company which is not set forth in this Plan.

13.      MODIFICATION AND AMENDMENT

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         At any time after the Effective Date of this Plan and prior to the date that the Company has reached a definitive agreement that would result in a Change of Control (even though still subject to approval by the Company's stockholders and other conditions and contingencies), the Board of Directors of the Company shall have the right to amend, suspend or terminate this Plan at any time and for any reason. Notwithstanding the preceding sentence, however, no amendment or termination of this Plan shall reduce a Participant's rights or benefits under this Plan if the Participant was employed by the Company before the date the amendment is adopted or this Plan is terminated, as the case may be.

14.      VALIDITY

         If any one or more of the provisions (or any part thereof) of this Plan shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions (or any part thereof) shall not in any way be affected or impaired thereby.

15.      EFFECTIVE DATE

         The Effective Date of this Plan is July 15, 2003 (the "EFFECTIVE
DATE").

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